FOR IMMEDIATE RELEASE                                   Contact:   Kent A. McKee
Memphis, TN--April 22, 2008                                       (901) 753-3208


                   MUELLER INDUSTRIES, INC. REPORTS 45 PERCENT
                     INCREASE IN FIRST QUARTER 2008 EARNINGS


      Harvey L. Karp, Chairman of Mueller Industries, Inc. (NYSE: MLI), announced today that Mueller's net income increased 45 percent in the first quarter of 2008 to $27.4 million, or 73 cents per diluted share. This compares with $18.9 million, or 51 cents per diluted share, for the same period of 2007. First quarter net sales for 2008 were $704.1 million compared with $609.8 million in 2007. The increase in net sales was primarily attributable to acquired businesses. The change in net sales was also affected by the increased cost of copper, the Company's principal raw material, which was largely passed through to customers, offset by lower unit volume.

Financial and Operating Highlights

      Regarding the first quarter of 2008, Mr. Karp said:

      o "Our Plumbing & Refrigeration segment posted operating earnings of $25.1 million on net sales of $383.9 million which compares with prior year earnings of $26.9 million on net sales of $370.0 million. Operating results were affected by lower spreads and unit shipments in copper tube and DWV plastic fittings. Other key product lines performed well.

      o "Our OEM segment posted operating earnings of $25.6 million during the first quarter of 2008 on net sales of $326.2 million, which compares with operating earnings of $5.5 million on net sales of $243.7 million for the same period in 2007. The acquisition of Extruded Metals, a brass rod mill, at the end of February 2007 was an important contributor to the improvement in our operating income during the quarter. We believe there are additional opportunities to rationalize production as we integrate our brass rod mill operations.

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

      o "Other income includes a gain of $2.4 million related to the early retirement of debt.

      o "During the first quarter of 2008, capital expenditures totaled $8.6 million. We expect to invest between $30 and $40 million for capital expenditures during 2008.

      o "The COMEX average price of copper was $3.53 per pound in the first quarter of 2008, which compares with $2.70 in the first quarter of 2007.

      o "Our current ratio remains solid at 2.8 to 1. We ended the quarter with $274.3 million in cash and $634.9 million in working capital.

      o "Our return on average equity was 18.5 percent for the four quarters ended March, 2008.

      o "As of year end, our financial leverage was modest with a debt to total capitalization ratio of 32.3 percent.

      o "Total stockholders' equity was $737.8 million which equates to a book value per share of $19.89 of which $7.39 per share is in cash."


Business Outlook for 2008

      Regarding the outlook for 2008, Mr. Karp said, "The housing construction market continues to contract. Housing starts have already declined almost 60 percent over the past 2 1/2 years. However, we believe the market is close to a bottom, and that it will soon commence a gradual, but perhaps fitful, improvement. Mortgage rates remain at historically low levels and will provide an incentive for buyers to return to the housing market.

      "On the other hand, the private non-residential construction market, an important market for Mueller, continues to show strength. So far this year it has grown at an annualized rate of 13 percent.

      "Economists are divided over whether our nation has entered into a recession. If, in fact, we are in a recession, our goal is to emerge from the downturn, a stronger and more formidable competitor."

      Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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

                              *********************

      Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

                            MUELLER INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)


                                                        For the Quarter Ended
                                                       ------------------------
                                                       March 29,      March 31,
                                                         2008            2007
                                                       ---------      ---------
                                                             (Unaudited)

Net sales                                              $ 704,108      $ 609,782
Cost of goods sold                                       611,797        536,578
                                                       ---------      ---------
Gross profit                                              92,311         73,204

Depreciation and amortization                             10,984         10,966
Selling, general, and administrative expense              38,291         34,927
                                                       ---------      ---------

Operating income                                          43,036         27,311

Interest expense                                          (5,467)        (5,494)
Other income, net                                          4,017          4,953
                                                       ---------      ---------

Income before income taxes                                41,586         26,770

Income tax expense                                       (14,231)        (7,857)
                                                       ---------      ---------
Net income                                             $  27,355      $  18,913
                                                       =========      =========

Weighted average shares
  for basic earnings per share                            37,089         37,027
Effect of dilutive stock options                             192            117
                                                       ---------      ---------

Adjusted weighted average shares
  for diluted earnings per share                          37,281         37,144
                                                       ---------      ---------
Basic earnings per share                               $    0.74      $    0.51
                                                       =========      =========
Diluted earnings per share                             $    0.73      $    0.51
                                                       =========      =========
Dividends per share                                    $    0.10      $    0.10
                                                       =========      =========

Summary Segment Data:
Net sales:
  Plumbing & Refrigeration Segment                     $ 383,884      $ 369,996
  OEM Segment                                            326,207        243,730
  Elimination of intersegment sales                       (5,983)        (3,944)
                                                       ---------      ---------
Net sales                                              $ 704,108      $ 609,782
                                                       =========      =========

Operating income:
  Plumbing & Refrigeration Segment                     $  25,084      $  26,854
  OEM Segment                                             25,574          5,494
  Unallocated expenses                                    (7,622)        (5,037)
                                                       ---------      ---------
Operating income                                       $  43,036      $  27,311
                                                       =========      =========

                            MUELLER INDUSTRIES, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                       March 29,    December 29,
                                                         2008          2007
                                                     ------------   ------------
                                                             (Unaudited)
ASSETS
Cash and cash equivalents                            $    274,280   $    308,618
Accounts receivable, net                                  386,607        323,003
Inventories                                               273,596        269,032
Other current assets                                       47,256         39,694
                                                     ------------   ------------
    Total current assets                                  981,739        940,347

Property, plant, and equipment, net                       306,982        308,383
Other assets                                              201,250        200,474
                                                     ------------   ------------

                                                     $  1,489,971   $  1,449,204
                                                     ============   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt                    $     69,885   $     72,743
Accounts payable                                          151,840        140,497
Other current liabilities                                 125,113        121,813
                                                     ------------   ------------
    Total current liabilities                             346,838        335,053

Long-term debt, less current portion                      282,242        281,738
Pension and postretirement liabilities                     35,803         36,071
Environmental reserves                                      8,893          8,897
Deferred income taxes                                      52,287         52,156
Other noncurrent liabilities                                1,949          2,029
                                                     ------------   ------------

    Total liabilities                                     728,012        715,944

Minority interest in subsidiaries                          24,171         22,765

Stockholders' equity                                      737,788        710,495
                                                     ------------   ------------

                                                     $  1,489,971   $  1,449,204
                                                     ============   ============

                            MUELLER INDUSTRIES, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                             For the Quarter Ended
                                                            ----------------------
                                                            March 29,    March 31,
                                                              2008         2007
                                                            ---------    ---------
                                                                 (Unaudited)
Operating activities:
Net income                                                 $  27,355    $  18,913
Reconciliation of net income to net cash (used in)
  provided by operating activities:
    Depreciation and amortization                             11,110       11,012
    Stock-based compensation expense                             731          628
    Gain on early retirement of debt                          (2,408)          --
    Loss (gain) on disposals of properties                       339       (3,132)
    Deferred income taxes                                       (429)      (1,156)
    Income tax benefit from exercise of stock options             --          (66)
    Minority interest in subsidiaries                            552          402
    Changes in assets and liabilities, net
     of business acquired:
      Receivables                                            (62,218)     (59,857)
      Inventories                                             (3,664)      66,512
      Other assets                                            (6,780)        (314)
      Current liabilities                                     14,264       13,445
      Other liabilities                                        2,566           23
      Other, net                                              (2,708)         719
                                                           ---------    ---------
Net cash (used in) provided by operating activities          (21,290)      47,129
                                                           ---------    ---------

Investing activities:
Capital expenditures                                          (8,573)      (8,725)
Acquisition of business, net of cash received                     --      (31,970)
Proceeds from sales of properties                                 --        3,032
Net withdrawals from restricted cash balances                     85           --
                                                           ---------    ---------
Net cash used in investing activities                         (8,488)     (37,663)
                                                           ---------    ---------

Financing activities:
Dividends paid                                                (3,709)      (3,703)
Issuance of shares under incentive stock option plans
  from treasury                                                  266          155
Issuance of debt by joint venture                             21,032        5,434
Repayments of long-term debt                                 (22,979)     (17,429)
Income tax benefit from exercise of stock options                 --           66
                                                           ---------    ---------
Net cash used in financing activities                         (5,390)     (15,477)
                                                           ---------    ---------
Effect of exchange rate changes on cash                          830           29
                                                           ---------    ---------

Decrease in cash and cash equivalents                        (34,338)      (5,982)

Cash and cash equivalents at the beginning of the period     308,618      200,471
                                                           ---------    ---------
Cash and cash equivalents at the end of the period         $ 274,280    $ 194,489
                                                           =========    =========


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